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                    AMERICAN STATES FINANCIAL CORPORATION           Exhibit 11
                      COMPUTATION OF EARNINGS PER SHARE



                                                       Three Months Ended           Six Months Ended
                                                            June 30,                    June 30,
                                                       1997          1996          1997          1996
                                                   ------------  ------------  ------------  ------------
                                                       (Dollars in Thousands, Except Per Share Data)
Primary
-------
Shares outstanding, beginning of period              60,050,515    50,000,000    60,050,515    50,000,000

Weighted average shares issued during period:
  Stock offering                                              -     3,626,373             -     1,823,204
  Employee benefit plans                                      -        18,319             -         9,210
                                                   ------------  ------------  ------------  ------------
Weighted average primary shares outstanding          60,050,515    53,644,692    60,050,515    51,832,414
                                                   ============  ============  ============  ============

Net income                                         $    44,239   $     29,759  $     98,266  $     76,672
                                                   ============  ============  ============  ============

Net income per primary common share                $        .74  $        .55  $       1.64  $       1.48
                                                   ============  ============  ============  ============

Fully Diluted
-------------
Shares outstanding, beginning of period              60,050,515    50,000,000    60,050,515    50,000,000

Weighted average shares issued during period:
  Stock offering                                              -     3,626,373             -     1,823,204
  Employee benefit plans                                      -        18,319             -         9,210
                                                   ------------  ------------  ------------  ------------
Weighted average fully diluted shares outstanding    60,050,515    53,644,692    60,050,515    51,832,414
                                                   ============  ============  ============  ============

Net income                                         $     44,239  $     29,759  $     98,266  $     76,672
                                                   ============  ============  ============  ============

Net income per fully diluted common share          $        .74  $        .55  $       1.64  $       1.48
                                                   ============  ============  ============  ============


Note: The fully diluted calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


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